Exhibit 5.1

Flangas Law Group

Writer’s email: kps@fdlawlv.com

November 24, 2020

Board of Directors

China Jo-Jo Drugstores, Inc.

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City

People’s Republic of China
310008

Re:	China Jo-Jo Drugstores, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

At your requests, we have acted as special Nevada counsel to China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”) and have examined the Registration Statement on Form S-8 (as it may be amended from time to time, the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the (i) registration of an additional 2,500,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable under the Company’s 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended and restated on March 5, 2020 (the “Plan”); (ii) registration of an additional 2,500,000 shares of Common Stock issuable under the Plan, as approved by the shareholders at the annual meeting of shareholders held on October 27, 2020 (collectively the registration of (i) and (ii) is hereinafter referred to as the “Shares”); and (iii) to refile the Plan with an added 10-year term which sets the Plan to expire on January 14, 2030 unless terminated earlier by the Board, except with respect to Awards then outstanding.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

November 24, 2020

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Shares.

Very truly yours,

/s/ FLANGAS LAW GROUP
FLANGAS LAW GROUP